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                                                                  Exhibit 10.26

proteon                                             Proteon Inc.
-------                                             Nine Technology Drive
                                                    Wesborough, MA 01581-1799
                                                    508 / 898-2800

January 4, 1996


Mr. Robert J. Connaughton, Jr.
102 Den Quarry Road
Lynn, MA 01904

Dear Bob:

It is my pleasure to offer you the position of General Counsel reporting to me.

The terms of our agreement will be as follows:

- BASE SALARY: Your initial base salary for this position will be $4,230.77 bi-weekly ($110,000 annualized) which will be reviewed annually on the anniversary date of hire. After completion of your first six (6) months of employment you will receive a prorated performance evaluation. As well, your title and level of responsibility will be re-evaluated within the first twelve (12) months of employment.

- BONUS: You will be eligible for Proteon's Management Incentive Program annual bonus of 25% of base salary. Payment of this bonus is based upon Proteon's Executive Compensation Plan and goals mutually agreed to.

- STOCK: A recommendation will be made to the Compensation Committee that you receive an option to purchase 15,000 shares of stock which vest over a 4 year period.

- SEVERANCE BENEFIT: A severance benefit of six (6) months salary then current (base) continuation benefit for you should your position be involuntarily or constructively eliminated for any reason other than cause within the first 24 months of employment will be granted. As well, a severance benefit of eight (8) months salary then current (base) continuation benefit for you should your position be involuntarily or constructively eliminated for any reason other than cause commencing after 24 months of employment, as defined in Proteon's Policies and Procedures Manual, will be granted. Should you become employed at any time during payment of the severance period, such severance payments shall terminate except to the extent that base salary in your new employment is less than the installment portion amount. In such event Proteon shall only be obligated to pay the amount equal to the difference for the balance of the severance period.

- PROTEON GROUP HEALTH PLAN: You will be eligible to participate in Proteon's comprehensive benefits package (see enclosed benefits summary).




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Page -2-
Offer letter - R. Connaughton, Jr.
January 4, 1996

This offer is contingent upon providing proper identification and employment eligibility documents according to Immigration and Naturalization Service Regulation. Please complete Section I of the enclosed Employment Verification Form (I-9) and present it with original documents as outlined in Section II, on your first day of employment.

Bob, I look forward to your decision to accept our offer and join Proteon as General Counsel. Please indicate your acceptance of this offer by signing below and returning it by January 8, 1996. Also enclosed are two copies of Proteon's Proprietary Information Agreement. Proteon requires all individuals joining the company to sign this standard agreement. Please return one copy of the signed agreement along with the signed offer letter.

If you have any questions regarding this offer or Proteon in general, please give me a call.

Sincerely,


/s/ Michele Scholl for Joe DiGiantommaso

Joseph A. DiGiantommaso
Vice President and C.F.O.


Accepted by:  /s/ Robert J. Connaughton, Jr.       Start date:  1/29/96
             -------------------------------------           -------------------
               Robert J. Connaughton, Jr.



proteon
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